SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 11, 2011
Date of report (Date of earliest event reported)

WINWHEEL BULLION, INC.
(Exact name of registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-53343 26-2809270	26-3773798
(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 11th Floor, Newport Beach, California 92660
(Address of principal executive offices)

(202) 536-5191
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( )	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

( )	Pre-commencement communications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

( )	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2011, Registrant entered into a Securities Exchange Agreement and Plan of Reorganization with Verdant Industries, Inc., a Delaware corporation (“Verdant”), whereby Registrant purchased all of Verdant’s assets in exchange for thirty million (30,000,000) shares of common stock in Registrant (the “Agreement”).

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

By virtue of the Agreement, Registrant acquired one hundred percent (100%) of the net assets of Verdant in consideration of thirty million (30,000,000) shares of common stock of the Registrant.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

By virtue of the Agreement, Registrant acquired the assets of Verdant in exchange for a majority interest in the Registrant.  As a result of the Agreement, Verdant’s assignees collectively became the majority shareholders of Registrant, holding thirty million (30,000,000) shares of common stock in Registrant.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 11, 2011, Steven Youschak, Bruce Harmon, and Stephen V. Williams effectively resigned as directors of Registrant.  On May 11, 2011, pursuant to an action by the shareholders of Registrant, Dan Elliott, Steve Aust, David Edgar, and Dennis Hogan were appointed as the directors of Registrant.  Dan Elliot was appointed as the Chairman of the Board.  In addition, the Board of Directors appointed the following persons to the following positions by virtue of a unanimous consent of the Board of Directors on May 11, 2011:

Dan Elliott- Chief Executive Officer;
Steve Aust- President;
David Edgar- Chief Operating Officer;
Dennis Hogan- Chief Financial Officer and Secretary; and
Dan Malstrom- Chief Marketing Officer.

Dan Elliott, Chief Executive Officer
Mr. Elliott brings over 18 years of automotive industry experience. He has held positions as Vice President, Board Member, Chief Executive Officer and Chairman of several automotive companies. His experience includes work developing advanced technology vehicles for Ford, Honda, Magna Steyr, Roush and others. He has constructed automotive engineering centers within the U.S., led Joint Ventures in China and, recently, completed the construction of a 30 acre lithium ion battery manufacturing plant in mainland China. Mr. Elliott has consulted George W. Bush at the White House and personally raised over $100 million in venture money.

Steve Aust, President
Mr. Aust brings over 20 years of solid business experience to the team with a proven financial track record. He has personally raised over $100 million in venture capital for several direct sales companies and worked with Donald Trump to create the Wall Street Cafe theme restaurant at 40 Wall Street in New York. He has owned his own successful direct sales company and led a auspicious basketball career where he played for Pepperdine University and the Los Angeles Lakers winning the NBA championship.

Dennis Hogan, Chief Financial Officer and Secretary
Mr. Hogan is a senior executive with expertise in finance and accounting, human resources, purchasing and IT systems. As a high-energy leader with a proven track record turning-around underperforming business units, he has demonstrated success with accounting and payroll system conversions and effective in implementing cost control measures. His skills include empowering employees and developing, motivating and leading teams. He participated on a management committee that grew $10.6 million of equity to $45 million sales price in 6 years. Provided financial forecasts for rounds of equity financing and participated in road shows and related due diligence process resulting in raising $9.4 million of new-start company’s $10.6 million equity.

David Edgar, Chief Operating Officer
Mr. Edgar has over 16 years experience in high technology product development in automotive, alternative energy, military and defense, government and manufacturing. He worked under contract while at Roush to bring the Ford EV Ranger, EV Postal Van, Th!nk City Electric Vehicle and the Fuel Cell Focus to market. He contracted for GM developing hydrogen powered, zero emissions, ICE vehicles and co-authored two articles on NVH measurement and mitigation in motor vehicles. He is directly responsible for the completed development of the Phoenix Motorcars SUT including lithium titanate and alternative power solutions. Recently, he served as General Manager and VP at Microvast developing LiFePO4 batteries.

Dan Malstrom, Chief Marketing Officer
Mr. Malstrom has over 20 years of marketing and advertising experience garnering dozens of awards. He has been interviewed on Good Morning America, Today Show, CNBC, Fox Networks, CNN, CBC, BBC and many other international media. He worked directly with Subaru of America, Verizon Wireless, Nestle, Microsoft Xbox, The Disney Channel, Outdoor Retailer, Burton Snowboards, Sony Pictures, The 2002 Salt Lake City Olympic Games and many others. He recently worked as Vice President and lead the international brand development for Microvast, Inc., where he successfully created a globally recognizable brand in the lithium-ion battery space.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements.
Set forth below.

(d)	Exhibits.

Exhibit	Description
2.1	Securities Exchange Agreement and Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2011	WINWHEEL BULLION, INC. (Registrant)

By: /s/ Dan Elliott Dan Elliott Chief Executive Officer